Exhibit 99.3

VERB to Host Fourth Quarter and Full Year 2019 and First Quarter

2020 Earnings Call on Monday, May 18, 2020 at 5:00 PM ET

NEWPORT BEACH, CA and SALT LAKE CITY, UT, May 13, 2020 (GLOBE NEWSWIRE) — VERB Technology Company, Inc. (NASDAQ: VERB) (“VERB” or the “Company”), a leader in business-focused interactive video Webinar, CRM, marketing, and sales enablement applications, will host a conference call to discuss its financial results for the fourth quarter and full year ended December 31, 2019 and the first quarter ended March 31, 2020 on Monday, May 18, 2020 at 5:00 PM Eastern time (2:00 p.m. Pacific time). The Company plans to file its related Forms 10-K and 10-Q by Thursday, May 14, 2020 and Friday, May 15, 2020, respectively.

VERB CEO Rory J. Cutaia and CFO Jeff Clayborne will host the conference call, followed by a question and answer period.

Date: Monday, May 18, 2020

Time: 5:00 PM Eastern time (2:00 PM Pacific time)

U.S. dial-in number: 877-407-4018

International number: 201-689-8471

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

A telephonic replay of the conference call will be available after 8:00 PM Eastern time on the same day through June 1, 2020.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay ID: 13703745

About VERB

VERB Technology Company, Inc. (NASDAQ: VERB) is a Software-as-a-Service, or SaaS, applications platform developer. Our platform is comprised of a suite of sales enablement business software products marketed on a subscription basis. Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM, our Customer Relationship Management application; verbLEARN, our Learning Management System application; and verbLIVE, our Live Broadcast Video Webinar application. Our suite of applications can be distinguished from other sales enablement applications because our applications utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects. Moreover, the proprietary data collection and analytics capabilities of our applications inform our users in real time, on their device, when and for how long the prospects watched the video, how many times they watched it, and what they clicked-on, prompting the user to focus his or her time and efforts on hot leads or interested prospects rather than on those that have not seen the video or otherwise expressed interest in the content. Users can create their hot lead lists by using familiar, intuitive ‘swipe left/swipe right’ on-screen navigation. Our clients report that these capabilities provide for a much more efficient and effective sales process, resulting in increased sales conversion rates. We developed the proprietary patent-pending interactive video technology, as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

With offices in California and Utah, we provide subscription-based application services to approximately 100 enterprise clients for use in over 60 countries, in over 48 languages, which collectively account for a user base generated through more than 1.3 million downloads of our verbCRM application. Our technology is also being integrated into popular ERP, CRM, and marketing platforms offered by third-party developers, including Salesforce and Microsoft, among others. For more information, please visit: verb.tech

Media Contact:

855.250.2300, ext.7

info@myverb.com

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

949.574.3860

VERB@gatewayir.com